Exhibit 99.1

Eargo Announces Preliminary Unaudited Fourth Quarter and Full Year

2020 Net Revenue and Preliminary Gross Systems Shipped

SAN JOSE, CA. January 11, 2021 – Eargo, Inc. (Nasdaq: EAR), a medical device company on a mission to improve the quality of life of people with hearing loss, today announced its preliminary unaudited net revenue and preliminary gross systems shipped for the fourth quarter and year ended December 31, 2020.1

Fourth Quarter 2020

Preliminary unaudited fourth quarter 2020 net revenue is expected to be approximately $22.2 million, compared to $10.6 million in the fourth quarter of 2019, representing year-over-year growth of approximately 109%. Preliminary fourth quarter 2020 gross systems shipped is expected to be approximately 12,050, compared to 7,212 in the fourth quarter of 2019, representing year-over-year growth of approximately 67%.

Full Year 2020

Preliminary unaudited full year 2020 net revenue is expected to be approximately $69.0 million, compared to $32.8 million for the full year 2019, representing year-over-year growth of approximately 110%. Preliminary full year 2020 gross systems shipped is expected to be approximately 38,200, compared to 22,787 in the full year 2019, representing year-over-year growth of approximately 68%.

J.P. Morgan Healthcare Conference on Tuesday, January 12, 2021

As previously announced, Eargo will present at the 39th Annual J.P. Morgan Healthcare Conference via webcast. Christian Gormsen, Eargo’s President and Chief Executive Officer, is scheduled to present on Tuesday, January 12, 2021 at 2:00 pm Eastern Time. Following the presentation, Christian will be joined by Adam Laponis, Chief Financial Officer and Nick Laudico, Vice President, Investor Relations in a live question and answer session.

The live webcast of Eargo’s presentation and Q&A session, along with accompanying slides, can be accessed at www.eargo.com and will be available for replay through February 12, 2021.

1.

Our consolidated financial statements for the three and twelve months ended December 31, 2020 are not yet available. Accordingly, the information presented for these periods reflects our preliminary estimates that could differ and are subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the annual independent audit of our consolidated financial statements. Once our financial closing procedures and annual independent audit are completed, we may report financial results and other data that could differ from these preliminary results and data. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary results.

About Eargo

Eargo is a medical device company dedicated to improving the quality of life of people with hearing loss. Our innovative product and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first and only virtually invisible, rechargeable, completely-in-canal, FDA regulated, exempt Class I device for the treatment of hearing loss. Our differentiated, consumer-first solution empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from licensed hearing professionals via phone, text, email or video chat. The Eargo solution is offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

The company’s 4th generation product, the Eargo Neo HiFi, was launched in January 2020 and features improved capabilities across audio fidelity and bandwidth. The Eargo Neo HiFi is available for purchase here.

Related Links

http://eargo.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our preliminary unaudited net revenue and preliminary gross systems shipped for the fourth quarter and year ended December 31, 2020. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: completion of our financial closing procedures and any adjustments that may result from the completion of the annual independent audit of our consolidated financial statements; our expectations concerning additional orders by existing customers; our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products, including our ability to increase insurance coverage of Eargo hearing aids; our ability to release new hearing aids and the anticipated features of any such hearing aids; developments and projections relating to our competitors and our industry, including competing products; our ability to maintain our competitive technological advantages against new entrants in our industry; the pricing of our hearing aids; our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products; our expectations with regard to changes in the regulatory landscape for hearing aid devices, including the implementation of the pending over-the-counter hearing aid pathway regulatory framework; and our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations. These and other risks are described in greater detail under the section titled “Risk Factors” contained in Eargo’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the Securities and Exchange Commission (SEC) on November 20, 2020 and the company’s other filings with the SEC. Any forward-looking statements in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Nick Laudico

Vice President of Investor Relations

ir@eargo.com

Media Contact

Brad Sheets

eargo@edelman.com

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